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                       NATIONSBANC MONTGOMERY SECURITIES

December 14, 1998

Board of Directors
The Rival Company
800 East 101st Terrace
Kansas City, Missouri 64131

Ladies and Gentlemen:

     We understand that The Rival Company, a Delaware corporation ("Seller"), Holmes Products Corp., a Massachusetts corporation ("Buyer"), and Moriarity Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Sub"), propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated as of December 12, 1998 (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into Buyer, which will be the surviving entity (the "Merger"). Pursuant to the Merger Agreement, as more fully described in the Merger Agreement and as further described to us by management of Seller, we understand that Buyer and Merger Sub will commence a tender offer (the "Offer") to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of Seller (the "Seller Stock"), at a price of not less than $13.75 per share, net to tendering shareholders of Seller in cash, subject to a reduction only for applicable back-up withholding or stock transfer taxes payable by tendering shareholders of Seller. Following consummation of the Offer, or, in certain circumstances, regardless of consummation of the Offer, but subject to approval by the shareholders of Seller, the Merger will be effected and all remaining shares of Seller Stock, other than those held by Buyer and Merger Sub, and other than Dissenting Shares (as defined in the Merger Agreement), will be converted into and become the right to receive, upon surrender of the certificates representing such shares of Seller Stock in accordance with the terms of the Merger Agreement, $13.75 per share. The terms and conditions of the Offer and the Merger are set forth in more detail in the Merger Agreement. The description of the Offer and the Merger and the other matters contemplated by the Merger Agreement set forth herein is qualified in its entirety by reference to the specific terms of the Merger Agreement.

     You have asked for our opinion as investment bankers as to whether the consideration to be received by the shareholders of Seller (other than Buyer and Merger Sub, and other than holders of Dissenting Shares) pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view, as of the date hereof. As you are aware, we were requested by Seller to limit our solicitation of indications of interest from third parties for all or any part of Seller or other transactions which might have been pursued instead of those contemplated by the Merger Agreement.

     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller, including the consolidated financial statements for recent years and interim periods to November 30, 1998 and certain other relevant financial and operating data relating to Seller made available to us from published sources and from the internal records of Seller; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Stock; (iv) compared Seller from a financial point of view with certain other companies in the small home appliance industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the small home appliance industry since January 1, 1994, which we deemed to be comparable, in whole or in part, to the transactions contemplated by the Merger Agreement; (vi) analyzed premiums paid for companies in the small home appliance industry since January 1, 1994; (vii) analyzed premiums offered or

                     NationsBanc Montgomery Securities LLC
             231 South LaSalle Street      Chicago, Illinois 60697
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                  Phone (312) 828-4365      Fax (312) 987-2789
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Board of Directors
The Rival Company
December 14, 1998
Page  2

paid in cash tender offers since January 1, 1998, whose transaction size was in a range similar to the transaction size of the Offer; (viii) considered valuations of Seller based on certain discounted cash flow analyses; (ix) reviewed and discussed with representatives of the management of Seller certain information of a business and financial nature regarding Seller, furnished to us by Seller's management, including financial forecasts and related assumptions of Seller; (x) made inquiries regarding and discussed the Merger Agreement and the transactions contemplated by the Merger Agreement and other matters related thereto with Seller's counsel; and (xi) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller provided to us by its management, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of Seller's management at the time of preparation as to the future financial performance of Seller and that they provide a reasonable basis upon which we can form our opinion. With respect to the forecasts for Seller provided to us by its management, for purposes of examining sensitivities of the discounted cash flow analyses we have varied certain assumptions made by management of Seller. We have discussed these varied assumptions with management of Seller and they have acknowledged our use of the varied assumptions in arriving at our opinion. We have also assumed that there have been no material changes in Seller's assets, financial condition, results of operations, business or prospects since the date of its last financial statements made available to us. We have relied on advice of counsel and independent accountants to Seller as to all legal and financial reporting matters with respect to Seller, the Offer, the Merger, and the Merger Agreement. We have assumed that the Offer and the Merger will each be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

     We have further assumed with your consent that the Offer and the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Seller or Buyer of any of the conditions thereunder.

     We have acted as financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Offer or the Merger. In the ordinary course of our business, we have performed various investment banking services for Seller. In addition, one or more of our affiliates, including Bank of America, provides Seller with senior credit financing as well as other financial services.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the consideration to be received by the shareholders of Seller (other than Buyer and Merger Sub, and other than holders of Dissenting Shares) pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

     This opinion is directed to the Board of Directors of Seller in its consideration of the Offer and the Merger and is not a recommendation to any shareholder as to whether or not such shareholder should tender its shares of Seller Stock into the Offer, or how such shareholder should vote with respect to the Merger.
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Board of Directors
The Rival Company
December 14, 1998
Page  3

Further, this opinion addresses only the financial fairness of the consideration to be received by shareholders of Seller in the Offer and the Merger and does not address the relative merits of the Offer and the Merger and any alternatives to the Offer and the Merger, Seller's underlying decision to proceed with the Offer or the Merger, or any other aspect of the Offer, the Merger or the other matters contemplated by the Merger Agreement. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in its entirety in the Tender Offer Statement to be filed with the Securities and Exchange Commission in connection with the Offer and/or the Proxy Statement to be filed with the Securities and Exchange Commission in connection with the Merger.

                                      Very truly yours,

                                      /s/ Nationsbanc Montgomery Securities LLC
                                      NATIONSBANC MONTGOMERY SECURITIES LLC